Exhibit 99.2

1Q2012 Conference Call Script

May 15 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss first quarter 2012 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2011, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you, Alison and welcome everyone.

Since our last call we have made significant progress in bringing the LuViva Advanced Cervical Scan to market. Last week, we reported the submission of our response to the FDA not-approvable letter.

In our FDA letter, we responded to their questions and requested a meeting with the agency. We hope to have our meeting with FDA within the next 90 days, but the timing of the meeting will in large part be dependent on FDA’s schedule.

We also responded to some non-clinical questions from our CE mark reviewer regarding safety and documentation. We believe we have answered those questions adequately. There were no questions regarding the clinical trial data which was supplied with the application, which gives us confidence that this should be the final step before receiving the CE mark. We remain hopeful that we will receive the CE mark before the end of the 2nd quarter.

This timing is in line with our planned international launch scheduled for the second half of 2012. We now have agreements with distributors that cover more than 20 countries, with roughly half of these signed, formal, definitive supply agreements. The aggregated potential revenues over the next 2 and ½ years from JUST the contractually agreed to minimum orders, as defined in ONLY the definitive supply agreements, is on the order of $20 million. While we believe this is a conservative number given that it is just the contractual minimums for about a dozen countries, and doesn’t include any preliminary or future agreements, I would still caution our investors that achieving these goals is subject to getting and maintaining the CE mark, successful and timely launch of the product, as well as the performance of our distributors. To build interest for the impending European launch, we shipped the first LuViva demonstration unit, which went last month to Eurosurgical UK, our UK distributor. Our inventory of parts has been built up to allow us to continue to manufacture and test additional units, the next two of which are expected to be shipped in June to Canada, in time for sales rep training and presentations to key physicians scheduled for later that month. We continue to promote LuViva to doctors in conjunction with our distributors and to that end recently attended three European meetings. The latest being the European Board and College of Obstetrics and Gynecology meeting in Estonia. The meetings have been extremely productive and in addition to introducing LuViva to hundreds of European doctors, we have also attracted a number of additional potential distributors. We have plans for medical shows in North and South America in the near future, including one show later this month in Brazil. We continue to be very pleased by the response LuViva has been receiving.

On the U.S. medical conference front, we presented a poster at the American College of Obstetrics and Gynecology meeting last week in San Diego. The presentation showed that combining LuViva with HPV testing could produce a near perfect 99 percent accuracy in diagnosing serious cervical disease while eliminating one-third of unnecessary procedures. The implications of the presentation are fewer women (actually 33% fewer woman) undergoing painful and unnecessary biopsies, lower costs for the healthcare system and a more efficient practice for the physician.

Beyond cervical disease we continue to develop a product for Barrett’s Esophagus with Konica Minolta Opto and are preparing this year for an approximately 250-350 patient multicenter clinical study to define the indications for use and clinical endpoints, as well as to develop the algorithm for the eventual pivotal study. We have identified multiple U.S. referral centers and are also discussing with the FDA the clinical trial protocol for the pivotal clinical trial, which is expected to begin in late 2013 or early 2014. As a part of this program, we are now considering with Konica Minolta the eventual structure of a longer-term relationship, which may include either one-way or cross-licensing agreements, or a potential joint venture.

As a reminder, this technology is targeting a U.S. population of about three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two years and an additional 30 million people who may be at risk. Medicare reports paying for about 1.8 million procedures a year that are used to monitor Barrett’s Esophagus. Esophageal cancer, by the way, ranks just below cervical cancer in newly diagnosed cases.

The business model for the product would be similar to our cervical product with a device and a high-margin, single patient use disposable.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended March 31, 2012 was 718 thousand dollars, compared to 767 thousand dollars in the same period last year. The decrease for the quarter was due primarily to timing of receivables related to our contract with Konica Minolta Opto.

The net loss available to stockholders for the three months ended March 31, 2012 was about 1 million and 13 thousand dollars, or 2 cents per share, compared to a loss of 726 thousand dollars, or 2 cents per share, for the same period last year.

Stockholders’ equity at the end of the quarter ended was 908 thousand dollars compared to about 1.6 million dollars at December 31, 2011. The change was mostly due to current loss from operations.

Cash on hand at March 31, 2012 was approximately 1 million dollars, as compared to approximately 2.2 million dollars at December 31, 2011.

Current inventory, which we have been building to support our international launch is about 608,000 dollars.

While additional funding is being sought to support manufacturing and marketing activities, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the 1st quarter of 2013.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our goals for the remainder of 2012:

•	First, having submitted our response to the FDA for our LuViva cervical product, we will work to get on the FDA’s calendar so that we can determine our next steps forward on the US front. A meeting could happen within the next 90 days but, as I mentioned earlier, we don’t control the timing of a meeting date. We will update everyone once we have a definitive pathway forward.
•	Next, we hope to receive our CE mark for access to the European market before the end of the second quarter.
•	Third, we expect to continue to announce additional definitive agreements for international distribution we expect will accelerate once we are in receipt of the CE Mark.
•	Fourth, with regard to manufacturing, we continue to build and test units as we prepare for the planned international launch in the second half of 2012. Initial units are currently planned to be shipped to Canada in June in advance of distributor sales rep training later in the month.
•	Next, move our Barrett’s technology forward and continue to line up doctors and facilities to begin our larger clinical study and work with FDA on the pivotal clinical trial protocol.
•	While we believe that with a combination of expected sales, partner funding and continued warrant conversions, we will have sufficient capital to get us into the first quarter of 2013, we are looking at opportunities to raise additional capital for manufacturing and marketing. This should be accomplished before year end.
•	Longer term we still are looking at identifying our third product extension and when the stock allows we will move our shares to a national stock market such as NASDAQ or Amex.

This is an exciting and busy time at the company as we prepare for our international launch. We have seen a very good response from doctors at the international medical meetings and are extremely pleased with the working relationships we are building with our distributors. They too are excited at the prospect of helping us create a market for LuViva and saving lives and money for the healthcare system in the process. We also look forward to the next steps with FDA now that we have completed our very thorough response to the PMA not-approvable letter. The next few months should prove to be quite eventful, and we will continue to keep you updated on our progress.

Thank you for your time. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.